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                                         EXHIBIT 10.7



                               SUN COMPANY, INC.


                           SAVINGS RESTORATION PLAN


                            As Amended and Restated
                                   After the
                 Sun Company, Inc. Savings Restoration Plan II
                             Merged into the Plan


                                   Effective
                               December 21, 1995
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                               SUN COMPANY, INC.
                           SAVINGS RESTORATION PLAN

  I. STRUCTURE OF THE PLAN

     The Sun Company, Inc. Savings Restoration Plan ("Plan") is established for the purpose of providing for certain employees benefits which otherwise would be lost by reason of the restrictive provisions of Section 401(a)(17) and Section 415 of the Internal Revenue Code of 1986, as amended (the "Code") applicable to the Sun Company, Inc. Capital Accumulation Plan ("SunCAP"). This Plan is the result of the merger of the Sun Company, Inc. Savings Restoration Plan II ("Plan II") into the Plan, effective December 21, 1995. The provisions of the Plan and Plan II prior to the effective date of the merger will remain effective with regard to those contributions.

     This plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 3(36), 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974.

 II. ADMINISTRATION OF THE PLAN

     The Plan Administrator (as this term is defined in SunCAP), or its delegate, ("Plan Administrator") shall administer the Plan. The Plan Administrator shall have full authority to determine all questions arising in connection with the Plan. The Plan Administrator will also interpret the Plan, adopt procedural rules, and may employ and rely on such legal counsel, such actuaries, such accountants and such agents as it may deem advisable to assist in the administration of the Plan. Decisions of the Plan Administrator shall be conclusive and binding on all persons.

III. PARTICIPATION IN THE PLAN

     The Plan Administrator shall select the employees eligible to participate in the Plan for the next succeeding calendar year from among the participants in SunCAP whose employing corporation participates in SunCAP and adopts this Plan (hereinafter referred to as a "participating employer" which term also includes Sun Company, Inc. (the "Company")). The participants in SunCAP selected for participation in this Plan shall be those SunCAP participants that the Plan Administrator reasonably believes will have compensation in excess of the limitations on compensation imposed under the terms of SunCAP by reason of Sections 401(a)(17) of the Code
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     (the "Compensation Cap") and/or will exceed the limitations on contributions imposed under the terms of SunCAP by reason of Section 415 of the Code ("Annual Additions Limit") during the succeeding calendar year.

 IV. BENEFITS PROVIDED UNDER THE PLAN

     1.   PARTICIPANT CONTRIBUTIONS

          A. COMPENSATION CAP LIMITATION. If a participant's Basic Contributions (as this term is defined in SunCAP) to SunCAP may be limited due to the imposition of the Compensation Cap, the participant may elect, before the beginning of the calendar year during which the participant is subject to the Compensation Cap, to contribute on a pretax basis to the participating employer by which the participant is employed, any remaining percentage of such Basic Contributions which the participant was otherwise prevented from making.

          B. ANNUAL ADDITIONS LIMITATION. If a participant's Basic Contributions to SunCAP may be limited due to the imposition of the Annual Additions Limit, the participant may elect, before the beginning of the calendar year during which the Annual Addition Limit is reached, to contribute on a pretax basis to the participating employer by which the participant is employed, any remaining percentage of such Basic Contributions which the participant was otherwise prevented from making.

          C. METHOD OF MAKING PARTICIPANT CONTRIBUTIONS. Participant contributions, as determined above, will be withheld from the compensation payable to the participant for services rendered to the participating employer after the date of the election and credited to a book account maintained for the participant by or on behalf of the participating employer as of the date such contributions would have been made to SunCAP. In determining the percentage of a participant's compensation to be contributed on a pretax basis under this Plan, no change in a participant's Basic Contributions during a calendar year for purposes of SunCAP shall be effective with respect to this Plan until the calendar year following the calendar year in
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               which the change is made. Notwithstanding the foregoing, an election made by a participant under this Plan will be void if made after the beginning of the calendar year to which the election relates or the participant reduces his Basic Contributions during the calendar year to which the election relates.

     2.   PARTICIPATING EMPLOYER CONTRIBUTION

          A participant's participating employer shall maintain, or cause to be maintained, a book account for such participant to which the participating employer shall credit an amount equal to the Matching Employer Contributions (as this term is defined in SunCAP) that the participating employer would have made on the participant's behalf to SunCAP had the participant's Basic Contributions continued to be made to SunCAP, instead of to the participating employer under this Plan.

     3.   NONFORFEITABILITY OF AND EARNINGS ON BOOK ACCOUNTS

          A. NONFORFEITABILITY. All amounts credited to book accounts on behalf of participants shall be nonforfeitable.

          B. EARNINGS. Participant and participating employer contributions will be credited to book accounts as of the date such contributions would have been made to SunCAP. All amounts credited to book accounts shall be deemed to have been invested in Fund C established under SunCAP and such book accounts shall be revalued monthly as if they had been invested in Fund C, except as provided in the following sentence. Effective January 1, 1996, all amounts credited to book accounts shall be deemed to have been invested in any of the Funds established under SunCAP, and may be transferred among the Funds, in accordance with the elections made by the participant under this Plan, pursuant to procedures and limitations in effect under SunCAP.
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 V.  DISTRIBUTIONS

     1.   LUMP-SUM DISTRIBUTION

          Each participating employer shall distribute to each participant in the Plan employed by it for whom it maintains book accounts or his beneficiary under SunCAP an amount in cash equal to 100% of the value of his book account(s) attributable to all participant contributions and employer contributions made for calendar years prior to 1996 (and investment earnings on such contributions), and attributable to all participant contributions and employer contributions for calendar years after 1995 (and investment earnings on such contributions) for which an election has not been made pursuant to Section 2 of this
          Article V, upon the termination of employment of such participant under circumstances entitling him or his beneficiary to a distribution of the participant's interest in SunCAP whether or not a distribution is made at that time for SunCAP.

     2.   TEN-YEAR CERTAIN OPTION

          Each participant may irrevocably elect, prior to the beginning of any calendar year after 1995, with respect to participant contributions and employer contributions (and investment earnings on such contributions) for such year, to waive the right to receive a lump-sum distribution of such contributions (and investment earnings on such contributions) (the "Ten-Year Certain Amounts") at termination of employment as provided in Section 1 of this Article V, and to receive a distribution of all Ten-Year Certain Amounts as determined under this Section 2. The Ten-Year Certain Amounts shall be distributed commencing no later than two months after the time lump-sum amounts are distributable pursuant to Section 1 of this Article V, in ten annual distributions, with the amount of each annual distribution equal to the value of the account balance two months prior to the distribution date divided by the number of annual distributions remaining as of the date the participant's account is valued for the annual distribution. The tenth annual distribution shall include 100% of the value of the participant's book account(s). Undistributed Ten-Year Certain Amounts shall remain credited to the participant's book account(s) and shall be deemed to be invested in accordance with the provisions of Section 3 of
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          Article IV. In the event of the death of the participant prior to distribution of all Ten-Year Certain Amounts, any undistributed Ten-Year Certain Amounts shall be paid to the participant's beneficiary under SunCAP as soon as is administratively feasible.

 VI. GENERAL PROVISIONS

     1.   RIGHT TO TERMINATE

          This Plan may be terminated at any time by the Company. The Company or any participating employer may terminate this Plan with respect to its employees participating in SunCAP. If a participating employer shall terminate SunCAP with respect to its employees the amounts to their credit in their book accounts established under this Plan shall be distributed to such participants in a single sum in accordance with the provisions of SunCAP applicable in the event of termination of SunCAP or the complete discontinuance of contribution thereto.

     2.   RIGHT TO AMEND

          This Plan may be amended at any time by the Board of Directors of the Company, except that no such amendment shall reduce for any participant the amount then credited to his book account established under this Plan.

     3.   NONALIENATION OF BENEFITS

          No right to payment or any other interest under this Plan shall be assignable or subject to attachment, execution, or levy of any kind.

     4.   EMPLOYMENT RELATIONSHIPS

          Nothing in this Plan shall be construed as giving any employee the right to be retained in the employ of any participating employer. Each participating employer in the Plan expressly reserves the right to dismiss any employee at any time without regard to the effect which such dismissal might have upon him under the Plan.

     5.   PLAN NOT FUNDED

          Benefits payable under this Plan shall not be funded and shall be made out of the general funds of the participating employers.
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     6.   CONSTRUCTION

          This Plan shall be construed, administered and enforced according to the laws of the state of Pennsylvania.

 VII. EFFECTIVE DATE

      This merger of Plan II into the Plan shall be effective December 21, 1995.